(m)(1)(ii)

AMENDED SCHEDULE B

with respect to the

SEVENTH AMENDED AND RESTATED

DISTRIBUTION AND SERVICE PLAN

for

VOYA EQUITY TRUST

Name of Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Real Estate Fund

Voya SmallCap Opportunities Fund

Voya SMID Cap Growth Fund

Voya U.S. High Dividend Low Volatility Fund